                                                                   EXHIBIT 10.14


November 1, 2001


Mr. Jack Menache
Vice President Administration
Peak International Limited
44091 Nobel Drive
P.O. Box 1767
Fremont, CA 94538
U.S.A.


Dear Mr. Menache,

RE: INDUSTRIAL DEVELOPMENT - KANGLE INDUSTRIAL CITY, HENGGANG TOWN, LONGGANG
    DISTRICT, SHENZHEN, PR CHINA

Further to our inspection and discussions regarding the above mentioned development we would like to propose the following two options for your consideration.

Option 1
--------

Agency

FPDSavills to be appointed for a period of 6 months as your consultant, advisor and exclusive agent for the disposal of the property, (subject to the exclusion described below).

Function & Duties of FPDSavills

(a) Identifying prospective purchaser/tenants for the Development and conducting personalised mailshots, cold call campaigns, co-ordinating approved media advertising, and using best endeavors to create opportunities to commence dialogue with decision makers of targeted companies.

(b) When necessary and appropriate, market the Development to prospects overseas, by making use of it's international office associates, it's US network
- Trammell Crow Company or such other contacts to achieve global coverage and marketing of the Development when necessary.

(c) In consultation with PEAK, FPDSavills will prepare, develop and implement a marketing programme appropriate to the prevailing market conditions.

(d) Advise on the current market conditions with regard to rents, sale prices and payment terms.

(e)  Advise on the suitability of subdivision.

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(f)  To position the development in the market and ensure that PEAK is kept informed to allow response to changing market conditions.

(g) To coordinate all enquiries in conjunction with PEAK and to negotiate acceptable terms and conditions.

(h)  To report the progress of the disposal on bi-weekly basis.

Method of Disposal

Although we will be principally pursuing a vacant possession sale on a whole lot basis, we will keep other options open. We believe that to lease out the whole lot or subdivide into three sections vertically is sound in the current market.

We suggest the property be marketed by way of Private Treaty. Private Treaty will allow us to fully explore each inquiry and to offer the greatest degree of flexibility to PEAK and interested parties.

Marketing

The principal method of marketing will involve direct contact with potential users. FPDSavills have a database of over 50,000 companies covering all business sectors, size and country of origin. We will select 500 of them from our database. The first tear targets (100 companies) will be contacted and the property will be presented to them.

The marketing campaign will also include the following :

(a)  Flyer
     -----

         We recommend that 1,000 copies of a high quality A4 size flyer should be produced which will create an immediate image of quality and prestige for this development, whilst remaining informative. The flyer will be distributed to the wider selection of companies from our database including overseas prospects.

(b)  Web-site
     --------

         We will put the development on to our corporate web site. A photograph and full development details will be included to facilitate further enquiry from the www.

         With your consent, we will list the property in the Shenzhen Real Estate Exchange Centre. The exchange centre is a government web site and exchange centre for property transactions.

(c)  Press Advertising
     -----------------
         We would recommend using the following publications:


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         Newspaper:    South China Morning Post - Major English newspaper in HK
                       Hong Kong Economic Times - Major Chinese business post in HK Shenzhen Special Zone Daily - Major daily in Shenzhen

(d)  Cold-calling
     ------------

         Whilst many of our competitors wait for their telephones to ring in response to a press advertisement, staff at FPDSavills carry out a pro-active marketing campaign through cold-calling which achieves impressive results.

(e)  Banner
     ------

         We wish to erect one large banner on the building. This banner will be of a high quality and striking design and will include FPDSavills telephone numbers.

(f)  Press Releases
     --------------

         FPDSavills, with assistance from a P.R. consultancy, will draft press releases throughout the marketing campaign and will use its strong connections with the Press to ensure that there is plenty of coverage for the project.

Target Market

We believe the most likely purchaser/tenant will be an end-user who requires immediate space. Our target market would be :

(a) Large industrial space users who currently operate in Shenzhen or Guangdong area;

(b) MNC with an immediate requirement in the area.

(c) Large warehouse space users operating in the area.

Other than the end users, we will also target the main developers in Shenzhen.

Marketing Cost

As part of our services, FPDSavills will execute the marketing campaign. The cost of the marketing tools will not exceed the amounts set forth below unless Peak gives its prior written (email acceptable) consent Any cost in excess of the amount set forth below not approved by Peak shall be borne by FPD Savills:

Tools                  Costs (HK$)            Remarks
-------------------------------------------------------------------------------------------------------
                                              ---------------------------------------------------------

                                              ---------------------------------------------------------
Flyers                 50,000                 1,000 colour flyers of top quality including picture,
                                              location plan and key attributes (including photographer)

P.R.                   FPDS' services         Continuous press about the property, interest, market,
                                              price etc. etc.

Mailshots              5,000                  Including Airmail overseas

Advertisement          50,000                 Both in HK or China

Banner                 20,000                 Produce in Shenzhen

--------------------------------------------------------------------------------------------------------
TOTAL                  HK$125,000

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                                                                      4


Fees

A commission of 1.25% of the purchase price (or 0.75% from each of Peak and the buyer) will be charged upon the closing of an agreement. Alternatively, the first one and a half months rental shall be paid to Agent. To allow us to apportion the substantial time necessary for the success of the project and to cover the expenses relating to time and travel to Shenzhen we propose a monthly retainer fee of HK$30,000 for November and December, and HK$20,000 thereafter. This fee will be deducted from the commission upon the successful disposal. Agent shall bear all of its own expenses incurred in performing its duties hereunder.

Exclusion: Notwithstanding anything to the contrary herein, no commission shall be payable and this agreement shall terminate in the event that Peak enters into a letter of intent or other agreement with Shenzhen Henggang Economic Development Corporation (or its related companies) for the sale, lease or other disposal of the property. In the event of such transaction, Peak will pay an additional amount to Agent in the amount of 50% of the retainer theretofore paid.

The reasons we request retainers for China work is that the volume of work involved in marketing a property in China far exceeds that of a similar property in Hong Kong. The market in China is not mature and every facet of the job is affected from initial statutory searches through to the final sale contracts; everything takes more time and effort. To dedicate the volume of time necessary to effectively market a project of this nature it is essential that we have the retainer in place.

To try to give you a better understanding of how time is valued in Hong Kong I have attached hereto our rate on hourly charge and obtained some comparative hourly charge rates from other professional service providers for your reference. The cost of transportation is also attached for your reference.

We are very keen to be appointed on this project. However without the retainer we will be unable to dedicate the time we believe is required from a sole and exclusive agent operating from Hong Kong.


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Option 2

FPDSavills to be appointed on general agent (non-exclusive) basis for a period of 6 month with a clause to terminate the instruction by giving the other party one-month advance notice.

The main function and Duties of the Agent is to introducing prospective tenant/purchaser to the development. FPDSavills will market the development on a re-active basis. The office in Shenzhen and/or Guangzhou will run this.

Fee

A commission of 1.5% of the purchase price or one and a half month rental whichever applicable will be charged upon a successful disposal.

I believe the above is in order. Michael and I are looking forward to working with you in the near future.

Yours sincerely,
For and on behalf of
FPDSavills (Hong Kong) Limited

/s/ Woody Lam
-------------------------------
Woody Lam   B.S.Sc., M.Sc., MRICS, AHKIS, RPS (G.P.)
Director, Industrial Department

(E A Licence: 100284)


Encl.


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APPENDIX

1.   Hong Kong Professional Charge Rates HK$ / hour

     Profession Level                Law             Chartered Surveyor             Accounting
     ------------------------------- --------------- ------------------------------ -------------------
     Partner / Director              $4,500          $3,200                         $4,750
     Manager                         $2,600          $1,500                         $2,250

     * These figures were obtained from Simmons & Simmons (Lawyers), FPDSavills and PriceWaterhouseCoopers (Accounting).

     Two inspections a month would push the monthly bill above the HK$30,000 we are requesting. This only takes into account the time involved in two inspections.

2.   Expenses relating to travel to Shenzhen and Henggang Town :

     Transport - Ferry $230 (HK to Shenzhen & return)

     Transport - Train $220 (HK to Shenzhen & return)

     Transport - Cab $400 (Shenzhen to Property & return)

     Transport - Hire car $2,000 (HK to Property & return)

     Visa $100 / visit